FIRST AMENDMENT

TO
STOCKHOLDERS AGREEMENT

This FIRST AMENDMENT TO STOCKHOLDERS AGREEMENT (this “Amendment”) is entered into as of April 1, 2019, by and among Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned parties listed on the signature pages hereto, and amends that certain Stockholders Agreement (the “Agreement”), dated December 6, 2018, by and among the Company and the Investors (as defined therein) parties thereto. Capitalized terms used in this Amendment and not defined herein have the meanings given to them in the Agreement.

RECITALS

WHEREAS, Section 5.2 of the Agreement provides that the Agreement may be amended by a written instrument referencing the Agreement and signed by the Company and the Holders holding a majority of the Registrable Securities;

WHEREAS, pursuant to an Assignment Agreement dated December 31, 2018, the Argand Investor and its affiliates assigned to CFLL Holdings, LLC (“CFLL Holdings”) all of their rights, interests and obligations under the Agreement with respect to their shares of common stock of the Company, and CFLL Holdings accepted all rights, interests and obligations under the Agreement solely with respect to the shares of common stock of the Company held by it; and

WHEREAS, the Company and the undersigned Holders (representing Holders holding a majority of the Registrable Securities) desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual premises hereinafter set forth, the parties hereto agree as follows:

Section 1. Amendments.

(a)     Section 3.1 of the Agreement is hereby amended and restated in its entirety as set forth below, with full force and effect as of the date hereof:

“3.1     Initial Investor Lock-up

(a)     Each Initial Investor agrees not to Transfer a number of shares of Company Common Stock equal to the number of Class A Common Stock issued upon conversion of such Initial Investor’s Founder Shares until the earlier of (A) twelve (12) months after the Closing, or (B) subsequent to the Closing, (x) if the last sale price of the Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) following the Closing, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the Peninsula Holder holds an aggregate number of shares of Company Common Stock equal to or in excess of the Peninsula Threshold, then the time period in clause (A) of the preceding sentence shall be fifteen (15) months after the Closing, but only with respect to the shares of Company Common Stock issued to the Sponsor in respect of its Class A Common Stock issued upon conversion of the Sponsor’s Founder Shares.

(b)     The Sponsor agrees that it shall not Transfer any Private Placement Warrants (or shares of Company Common Stock issued or issuable upon the exercise of the Private Placement Warrants) until (A) if the Peninsula Holder holds an aggregate number of shares of Company Common Stock equal to or in excess of the Peninsula Threshold, fifteen (15) months after the Closing, and (B) in the event that the Peninsula Holder holds an aggregate number of shares of Company Common Stock less than the Peninsula Threshold, twelve (12) months after the Closing; provided, however, that the Sponsor shall be permitted to tender its Private Placement Warrants into an offer by the Company to exchange such Private Placement Warrants for shares of Company Common Stock; provided, further, that any shares of Company Common Stock issued in exchange for any Private Placement Warrants tendered by the Sponsor in connection with such offer to exchange shall not be Transferred by the Sponsor until (x) if the Peninsula Holder holds an aggregate number of shares of Company Common Stock equal to or in excess of the Peninsula Threshold, fifteen (15) months after the Closing, and (y) in the event that the Peninsula Holder holds an aggregate number of shares of Company Common Stock less than the Peninsula Threshold, twelve (12) months after the Closing.”

(b)     Section 3.4 of the Agreement is hereby amended and restated in its entirety as set forth below, with full force and effect as of the date hereof:

“3.4     Argand Investor Lock-up.     CFLL Holdings agrees not to Transfer any shares of Company Common Stock acquired by the Argand Investor in exchange for the Argand PIPE Shares pursuant to the Merger Agreement until (a) if the Peninsula Holder holds an aggregate number of shares of Company Common Stock equal to or in excess of the Peninsula Threshold, fifteen (15) months after the Closing, and (b) in the event that the Peninsula Holder holds an aggregate number of shares of Company Common Stock less than the Peninsula Threshold, twelve (12) months after the Closing.”

Section 2. Miscellaneous.

(a)     Governing Law. This Amendment shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

(b)     No Other Amendments or Waivers. Except as expressly modified by this Amendment, the Agreement is hereby confirmed and ratified and shall remain unchanged and in full force and effect unless further amended after the date hereof pursuant to Section 5.2 of the Agreement, except that each reference to the “Agreement” shall mean and be a reference to the Agreement as amended by this Amendment.

(c)     Titles and Subtitles. The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.

(d)     Entire Agreement. This Amendment, together with the Agreement, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof.

(e)     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

(f)     Telecopy Execution and Delivery. A facsimile, telecopy, portable document format (“PDF”) or other reproduction of this Amendment may be executed by one or more parties hereto and delivered by such party by facsimile, PDF or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Amendment as well as any facsimile, telecopy or other reproduction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

CONCRETE PUMPING HOLDINGS, INC.

By:      /s/ Iain Humphries
Name: Iain Humphries
Title: Chief Financial Officer and Secretary

CFLL SPONSOR HOLDINGS, LLC By:/s/ Tariq Osman Name: Tariq Osman Title: Executive Vice President

CFLL HOLDINGS, LLC By:/s/ Tariq Osman Name: Tariq Osman Title: Manager

BBCP INVESTORS, LLC
By: PGP Investors, LLC, its Sole Member
By: PGP Manager, LLC, its Manager
By: PGP Advisors, LLC, its Manager

By:	/s/ M. Brent Stevens
Name:	M. Brent Stevens
Title:	Manager